Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement filed by SurgePays, Inc. & Subsidiaries (“the Company”), on April 11, 2022, of our report dated March 24, 2022, on the Company’s consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2021 and the related notes. We also consent to the reference to or firm under the heading “Experts” in the Registration Statement.

Very truly yours,

Rodefer Moss & Co, PLLC

April 11, 2022